Kingstone Companies, Inc. 1154 Broadway
Hewlett, NY 11557
Phone: (516) 374-7600
Fax: (516) 295-7216
www.kingstonecompanies.com

News Release

KINGSTONE RECORDS NET INCOME IN Q1
INSURANCE COMPANY OPERATIONS DRIVE RESULTS

Hewlett, New York—May 18, 2010--Kingstone Companies, Inc. (NASDAQ: KINS) released its results for the period ended March 31, 2010.

Barry Goldstein, Kingstone’s Chairman and CEO, said “Operating income swung to a profit of $363,110 from a loss of ($274,079) in Q1 2009.  We reported net income for the quarter of $232,394 as opposed to a loss in the 2009 period of ($171,514).”

“Kingstone Insurance Company (“KICO”) drove our positive results,” said Mr. Goldstein.  “KICO suffered pre-tax losses from the March storms of approximately $250,000, which added over 11.3 percentage points to our net loss ratio.  The resulting loss ratio of 64.7% is well above our full year 2010 estimate of 51.6%, which remains unchanged.  KICO’s quarterly results reflect positive development on quota share reinsurance ceding commissions from prior periods.  This benefit is included as an offset to our underwriting expense ratio.  Our net combined ratio for the quarter was 62.6%.  Book value per KINS share was $3.57 at March 31, 2010 up from $3.47 at year end 2009.  At March 31, 2009 our book value per share was $1.71.

“While KICO continues its profitable growth path, we recognize that the costs attributable to the parent company must be rationalized,” Mr. Goldstein continued.  “We need to reduce our debt service burden and will seek to reduce or eliminate the liabilities attributable to our mandatorily redeemable preferred stock and promissory notes, including through the possible conversion of such liabilities to equity.”

Selected data

Item	March 31, 2010 (In thousands except per share data)	March 31, 2009 (In thousands except per share data)

Total Revenues	$4,416	$112
Total Operating Expenses (other than Depreciation and Amortization and Interest Expense)	$3,813	$282
Depreciation and Amortization	$157	$4
Interest Expense	$83	$100
Interest Income – Note receivable	-	$30
Provision for (Benefit from) Tax	$145	$(88)
Income (Loss) from Continuing Operations	$219	$(156)
Income (Loss) from Discontinued Operations	$14	$(16)
Net Income (Loss)	$232	$(172)
Unrealized Investment Gains, net of tax	$26	-
Comprehensive Income (Loss)	$259	$(172)
Net Income (Loss) Per Share	$0.08	$(0.06)
Book Value Per Share	$3.57	$1.71

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Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.